Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Daniel Briggs
Vice President, Finance and Investor Relations
(212) 907-6134
The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com
BISYS® CLARIFIES ANTICIPATED IMPACT OF RESTATEMENT
NEW YORK, N.Y. (February 1, 2006) — BISYS, a leading provider of outsourcing solutions for the financial services sector, today clarified its current expectation of the impact of its pending restatement. While the restatement is not yet complete, BISYS expects that the total adjustments to be reflected in the restatement will result in a reduction in consolidated stockholders’ equity of between 8% and 8.5% as of December 31, 2004. The restatement is not expected to have any economic impact on previously reported cash flows. The Company expects that the adjustments relating to its continuing operations will result in a reduction in consolidated stockholders’ equity of approximately 6% as of December 31, 2004. In addition, the Company expects a reduction of between 2.0% and 2.5% of consolidated stockholders’ equity as of December 31, 2004 resulting from adjustments relating primarily to its Information Services group, which will be reflected as a discontinued operation during fiscal year 2006, and, to a lesser extent, to its Education Services division, which was divested in fiscal 2005. The restatement process is ongoing, and it is possible that the Company’s estimates may change.
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About BISYS
The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms, insurance companies, and banks to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. BISYS’ Information Services group provides industry-leading information processing, imaging, and back-office services to banks, insurance companies and corporate clients. Headquartered in New York, BISYS generates more than $1 billion in annual revenues worldwide. Additional information is available at www.bisys.com.
Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances due to future events as well as changes in economic, competitive, regulatory and/or technological factors affecting BISYS’ business, including, without limitation, the ongoing government investigations and litigations involving the company. More detailed information about risk factors that could cause actual results to differ materially are noted in BISYS’ periodic filings with the Securities and Exchange Commission. These documents can be accessed on BISYS’ website at www.bisys.com under the “Investor Relations” tab. As a reminder, the financial statements contained in BISYS’ prior SEC filings are being restated and should not be relied upon. Forward-looking statements are only predictions, not guarantees of performance, and speak only as of the date they are made. BISYS disclaims any obligation to update or amend these statements in light of new information, future events or otherwise.
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